Subsidiaries of MBIA Inc.



NAME OF SUBSIDIARY                                      STATE OF INCORPORATION

Municipal Bond Investors Assurance Corporation                  New York

MBIA Assurance S.A.                                             France

MBIA Service Corporation                                        Delaware

Municipal Issuers Service Corporation                           New York

MBIA Municipal Investors Service Corporation                    Delaware

MBIA Capital Corp.                                              Delaware

MBIA Insurance Corp. of Illinois (formerly known                Illinois
as Bond Investors Guaranty Insurance Company)

MBIA Investment Management Corp.                                Delaware

MBIA Securities Corp.                                           Delaware

Bond Investors Guaranty Services, Inc.                          New York